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                                                                      EXHIBIT 10


                           NOBLE DRILLING CORPORATION
                            SHORT TERM INCENTIVE PLAN

                              Revised: April 1999*


SECTION 1.  PURPOSE

         The success of Noble Drilling Corporation ("Noble Drilling") and its subsidiaries (collectively, unless the context otherwise requires, the "Company") is a result of the efforts of all employees. In order to focus each employee's attention on available opportunities to increase revenues, control costs and seek out profitable ventures, the Company maintains this Short Term Incentive Plan (the "Plan") to reward employees for successful achievement of specific goals.

         An effective incentive plan should both align employee interests with those of stockholders and motivate and influence employee behavior. Each position within the Company has the ability to make a positive contribution to key factors that increase stockholder value. These factors can be quantified and measured through achievement of various financial and operational targets, such as net income, internal rate of return, return on capital employed, cash flow from operations, EVA(R)1, capital expenditures and safety. The objectives of using such targets in the formulation of the specific Company goals are to link an employee's annual incentive award more closely to the creation of stockholder wealth and to promote a culture of high performance and ownership by employees.

SECTION 2.  PARTICIPATION AND ELIGIBILITY

         The Plan covers all full-time employees in salary classifications 18N and higher who have completed one year of service at the close of the Plan year (December 31), which shall be the calendar year. Each such employee will be considered either a "corporate employee" or a "division employee" for purposes of adjustment of such employee's target bonus pursuant to Section 6. In addition to the employees in such salary classifications, the Plan is available to full-time, non-exempt employees not in such salary classifications who have completed one year of service at the close of the Plan year based upon merit.

* Established in 1977

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(1) EVA(R), which stands for economic value added, is a registered trademark of
    Stern Stewart & Co.

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         To be eligible to receive a bonus payment with respect to a Plan year, the person must be on the employee roster on the last day of such Plan year and must continue to be employed through the date on which bonus payments for such Plan year are made. The bonus for an employee with less than two years of service will be prorated based upon the number of full months employed.

SECTION 3.  ADMINISTRATIVE PROCEDURES

         During the fourth quarter of each year, the Company will commence preparation of budgets and forecasts for the succeeding Plan year. The Board of Directors (the "Board") of Noble Drilling will approve the budget for the Plan year not later than March 31st of such Plan year.

         Goals for a Plan year for each of the categories in Section 5 will be approved by the Compensation Committee (the "Committee") of the Board not later than the annual meeting of the Board held immediately following the annual meeting of stockholders in such Plan year. The specific goals established for the Plan year will be set forth in an Annex I to this Plan for such Plan year, and the Annex I hereto for each Plan year shall be incorporated into and made a part of this Plan for such Plan year.

         If, after the establishment of goals for a Plan year, the budget changes substantially due to subsequent events, then the Chief Executive Officer of Noble Drilling (the "CEO") shall, at his discretion, recommend and submit revised goals to the Committee for its approval. Any such revised goals shall be applicable to the Plan year from and after the time of their approval by the Committee.

SECTION 4.  TARGET BONUS

         A target bonus is determinable for each full-time employee in salary classification 18N or higher who has completed one year of service at the close of a Plan year. The target bonus for an employee is an amount equal to the employee's salary at the end of the Plan year multiplied times the target bonus percentage assigned to such employee's salary classification. Target bonus percentages range from 10 percent to 75 percent based on salary classification, as follows:


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
Salary Classification (1)           Target Bonus Percentage
-------------------------           -----------------------
       18N through 19N                         10%
       20N through 23N                         15%
       24N through 25N                         25%
       26N through 27N                         30%
       28N through 32N                         35%
       30C through 32C                         45%
       33C through 36C                         55%
       37C                                     75%


         (1) Rig managers in all divisions, except the U.K. platform operation, are assigned a 10% target bonus percentage. Platform superintendents and rig managers in the U.K. are assigned a 5% target bonus percentage.

SECTION 5.  GOAL CATEGORIES AND WEIGHTINGS

         Goals for the following categories will be approved by the Committee for each Plan year. Such goals will then be set forth in the Annex I to this Plan for such Plan year. The relative weighting assigned to each goal will be as set forth below subject to annual review by the Committee.

         CORPORATE GOALS


                                                 Assigned Weight
                                                 ---------------
         1.  Net income                                 50%
         2.  Cash flow from operations                  50%


         DIVISION GOALS

         A. Gulf Coast Marine (including Mexico), Middle East (Qatar and India), Venezuela, West Africa, North Sea and Brazil


                                                       Assigned Weight
                                                       ---------------
         1.       Safety results                               40%
         2.       Net income                                   20%
         3.       Cash flow from operations                    20%
         4.       Budgeted capital expenditures                20%


         B.  Hibernia and Triton                       Assigned Weight
                                                       ---------------
         1.       Net income                                   50%
         2.       Safety results                               50%


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SECTION 6.  ADJUSTMENT OF TARGET BONUS

         The respective employee target bonuses determined pursuant to Section 4 for a Plan year are subject to adjustment as set forth in this Section to reflect the levels of achievement of the specific, predetermined goals for such Plan year.

         Corporate Employee. The target bonus for a corporate employee will be adjusted to reflect the combined weighted percentage of achievement of the corporate goals as set forth in Section 5.

         Division Employee. In order to promote cooperation among the divisions and recognition by each division of its contribution to the Company's overall performance, the target bonus for a division employee will be weighted 50 percent for achievement of the applicable division goals and 50 percent for achievement of the corporate goals. The target bonus for a division employee will therefore be adjusted to reflect the combined weighted percentage of achievement of (i) the division goals applicable to such division employee as set forth in Section 5 (50 percent) and (ii) the corporate goals as set forth in Section 5 (50 percent). Accordingly, the bonuses payable to division employees are dependent upon the levels of achievement of both division and corporate goals.

         Subject to the determination by the Board of a sufficient bonus pool for a Plan year pursuant to Section 7, the bonus payable to an eligible employee in salary classification 18N or higher will be an amount equal to such employee's target bonus amount multiplied times the applicable multiplier determined under the following schedule:


      Combined Weighted                      Applicable Multiplier
Percentage of Goal Achievement             to Calculate Bonus Payable
------------------------------             --------------------------
            Greater than 160%                          2.00
                   141 - 160%                          1.75
                   131 - 140%                          1.50
                   121 - 130%                          1.40
                   106 - 120%                          1.20
                    96 - 105%                          1.00
                    76 -  95%                           .75
                    66 -  75%                           .25
                    Below 65%                           .00


         Schedule A to Annex I to this Plan for each Plan year sets forth an example bonus calculation pursuant to the terms of this Plan.


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SECTION 7.  ALLOCATION OF BONUS PAYABLE

         After the end of each Plan year, the Board, in its best business judgment, will determine the total bonus pool for such Plan year, giving due consideration to the aggregate target bonus amounts, overall Company performance, and levels of attainment of the specific, predetermined corporate or division goals for such Plan year. In determining overall Company performance, the Board will consider the Company's performance in relation to both the predetermined corporate and division goals and the prevailing market conditions in the industry during the Plan year.

         The total bonus pool authorized by the Board for a Plan year may be an amount equal to, less than, or greater than the aggregate amount of the bonuses payable to all eligible employees in salary classifications 18N through 37C (the "Aggregate Calculated Pool").

         All eligible employees in salary classifications 18N through 37C will receive a bonus as calculated in accordance with Section 6, provided the Board has determined and authorized a total bonus pool in an amount equal to or greater than the Aggregate Calculated Pool. If the Board authorizes a total bonus pool in an amount less than the Aggregate Calculated Pool, then the Board shall also determine the percentage of such bonus pool (which may be any percentage up to 100 percent) that shall be allocated to the eligible employees in salary classifications 18N through 37C, and the bonuses otherwise payable to such employees will be prorated accordingly based on the amount so allocated. In such event, the percentage of the total bonus pool not so allocated, if any, shall be available for payment to the eligible full-time, non-exempt employees not in salary classifications 18N through 37C based upon merit. If the Board authorizes a total bonus pool in an amount greater than the Aggregate Calculated Pool, then the excess amount will be allocated to eligible full-time, non-exempt employees not in salary classifications 18N through 37C based upon merit. Managers having responsibility for allocating merit-based bonuses to eligible full-time, non-exempt employees not in salary classifications 18N through 37C shall submit their proposed allocated bonus listing for such employees to the CEO for review and approval.

         All bonus calculations, allocations and recommendations are subject to review and approval by the Committee. Notwithstanding anything otherwise contained in this Plan, the Committee and the CEO shall have the authority to adjust individual bonus amounts as deemed to be appropriate for any reason.


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